EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITORS

KPMG LLP
1660 International Drive
McLean, Virginia 22102
Independent Accountants’ Consent
The Board of Directors and Stockholders
Ashford Hospitality Trust, Inc.:
We consent to the incorporation by reference in Amendment No. 1 to the registration statement (no. 333-131878) on Form S-3 dated July 13, 2006 of Ashford Hospitality Trust, Inc. of our report dated May 4, 2006, with respect to the combined balance sheet of Marriott at Research Triangle Park as of December 30, 2005, and the related combined statements of operations, net assets, and cash flows for the fiscal year then ended, and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3/A and related prospectus, dated July 13, 2006.
/s/ KPMG LLP
McLean, Virginia
July 19, 2006
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative